Exhibit 3.14

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ORIGIN LIFE SCIENCES, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

For the purposes of amending the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), of Origin Life Sciences, Inc. (f/k/a Origin, Inc. and originally incorporated as Plasma Jet Technologies, Inc.) (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned does hereby certify that:

FIRST: That Section 4.1 of Article IV of the Amended and Restated Certificate is hereby amended to add the following paragraph immediately after the first paragraph of Article IV, Section 4.1:

“Effective at 12:01 a.m. Eastern Time, on the day immediately following the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as and combined into a smaller number of shares such that every two and one-half (2.5) shares of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the fair market value of a share of the Common Stock as determined in good faith by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time may receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

SECOND: That said this Certificate of Amendment to the Amended and Restated Certificate was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: Pursuant to Section 228(a) of the DGCL, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted consented to the adoption of this Certificate of Amendment to the Amended and Restated Certificate without a meeting, without a vote and without prior notice and that written notice of the taking of such actions was given in accordance with Section 228(e) of the DGCL.

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed by the undersigned this 26th day of January, 2024.

ORIGIN LIFE SCIENCES, INC.

By:	/s/ Michael Preston
	Name:	Michael Preston
	Title:	Executive Chairman and Chief Executive Officer